Filed Pursuant to Rule 424(b)(3)

Registration No. 333-237907

PROSPECTUS

1,500,000 Common Shares

Auris Medical Holding Ltd.
Common Shares

This prospectus relates to the resale, from time to time, of up to 1,500,000 common shares of Auris Medical Holding Ltd., a Bermuda company, by the selling shareholder, Lincoln Park Capital Fund, LLC, or “LPC.” The common shares to which this prospectus relates may be issued to LPC pursuant to a purchase agreement, dated as of April 23, 2020, between us and LPC, which we refer to as the “Purchase Agreement”.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of common shares by the selling shareholder. However, we may receive proceeds of up to $10,000,000 from the issuance of our common shares to LPC under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and the other conditions in the Purchase Agreement have been satisfied.

LPC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, or the “Securities Act”. LPC may sell the common shares described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how LPC may sell the common shares being registered pursuant to this prospectus.

We will pay the expenses incurred in registering the common shares to which this prospectus relates, including legal and accounting fees. See “Plan of Distribution.”

Currently, our common shares are traded on the Nasdaq Capital Market under the symbol “EARS”. The closing price of our common shares on Nasdaq on April 24, 2020 was $0.87 per common share.

Investing in our common shares involves a high degree of risk. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Consent under the Exchange Control Act 1972 (and its related regulations) from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between residents and non-residents of Bermuda for exchange control purposes has been obtained for so long as our common shares remain listed on an “appointed stock exchange,” which includes the Nasdaq Capital Market. In granting such consent, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed herein.

The date of this prospectus is May 11, 2020.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “Auris Medical Holding Ltd.,” “Auris Medical,” “Auris,” the “Company,” “we,” “our,” “ours,” “us” or similar terms refer to (i) Auris Medical Holding AG (formerly Auris Medical AG), or Auris Medical (Switzerland), together with its subsidiaries, prior to our corporate reorganization by way of the merger of Auris Medical Holding AG into Auris Medical NewCo Holding AG (the “Merger”), a newly incorporated, wholly-owned Swiss subsidiary on March 13, 2018 (i.e. to the transferring entity), (ii) to Auris Medical Holding AG (formerly Auris Medical NewCo Holding AG), together with its subsidiaries after the Merger (i.e. to the surviving entity) and prior to the Redomestication (as defined below) and (iii) to Auris Medical Holding Ltd., a Bermuda company, or Auris Medical (Bermuda), the successor issuer to Auris Medical (Switzerland) under Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the effective time at which Auris Medical (Switzerland) continued its corporate existence from Switzerland to Bermuda (the “Redomestication”), which occurred on March 18, 2019. The trademarks, trade names and service marks appearing in this prospectus are property of their respective owners.

On May 1, 2019, the Company effected a one-for-twenty reverse share split (the “2019 Reverse Share Split”) of the Company’s issued and outstanding common shares. Unless indicated or the context otherwise requires, all per share amounts and numbers of common shares in this prospectus have been retrospectively adjusted for the 2019 Reverse Share Split.

Unless indicated or the context otherwise requires, (i) all references in this prospectus to our common shares as of any date prior to March 13, 2018 refer to the common shares of Auris Medical (Switzerland) (having a nominal value of CHF 0.40 per share (pre-2019 Reverse Share Split)) prior to the 10:1 “reverse share split” effected through the Merger, (ii) all references to our common shares as of, and after, March 13, 2018 and prior to the Redomestication refer to the common shares of Auris Medical (Switzerland) (having a nominal value of CHF 0.02 per share (pre-2019 Reverse Share Split)) after the 10:1 “reverse share split” effected through the Merger, (iii) all references to our common shares as of, and after, the Redomestication on March 18, 2019 refer to the common shares of Auris Medical (Bermuda) (having a par value of CHF 0.02 per share (pre-2019 Reverse Share Split)) and (iv) the Company’s common shares on or after May 1, 2019, the date of the 2019 Reverse Share Split, have a par value of CHF 0.40.

i

The terms “dollar,” “USD” or “$” refer to U.S. dollars and the term “Swiss Franc” and “CHF” refer to the legal currency of Switzerland.

We have not authorized anyone to provide any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different or additional information. We are not making an offer to sell the common shares in any jurisdiction where the offer or sale is not permitted. This offering is being made in the United States and elsewhere solely on the basis of the information contained in this prospectus. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “Information on the Company” and “Operating and Financial Review and Prospects” sections and our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus or incorporated by reference herein, before deciding to invest in our common shares.

Overview

We are a clinical-stage biopharmaceutical company focused on  developing therapeutics that address important unmet medical needs in neurotology and central nervous system disorders. We are focusing on the development of intranasal betahistine for the treatment of vertigo (AM-125) and for the prevention of antipsychotic-induced weight gain and somnolence (AM-201). These programs have gone through two Phase 1 trials and have moved into proof-of-concept studies in 2019. In addition, we have two Phase 3 programs under development, subject to our ability to obtain non-dilutive funding or partnering: (i) Keyzilen® (AM-101), which is being developed for the treatment of acute inner ear tinnitus and (ii) Sonsuvi® (AM-111), which is being developed for the treatment of acute inner ear hearing loss. Sonsuvi® has been granted orphan drug status by the FDA and the EMA and has been granted fast track designation by the FDA.

Recent Developments

Committed Equity Financing

On April 23, 2020, we entered into a Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”). Pursuant to the Purchase Agreement, LPC has agreed to subscribe for up to $10,000,000 of our common shares over the 30-month term of the Purchase Agreement following the Commencement (as defined below).

Upon satisfaction of the conditions in the Purchase Agreement, including that the registration statement of which this prospectus is a part is declared effective by the SEC and a final prospectus in connection therewith is filed by the SEC (the “Commencement”), we will have the right, from time to time at our sole discretion over the 30-month period from and after the Commencement, to require LPC to subscribe for up to 150,000 of our common shares, subject to adjustments as set forth below (such maximum number of shares, as may be adjusted from time to time, the “Regular Purchase Share Limit”; each such purchase, a “Regular Purchase”); provided, however, that (i) the Regular Purchase Share Limit shall be increased to 300,000 of our common shares if the total number of outstanding common shares on the purchase date exceeds 10,000,000, (ii) the Regular Purchase Share Limit shall be increased to 350,000 of our common shares if the closing sale price of our common shares is not below $1.00 on the purchase date and the total number of outstanding common shares on the purchase date exceeds 12,500,000 and (iii) the Regular Purchase Share Limit shall be increased to 400,000 of our common shares if the closing sale price of our common shares is not below $1.00 on the purchase date and the total number of outstanding common shares on the purchase date exceeds 15,000,000. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring LPC to subscribe for common shares at an aggregate purchase price equal to or greater than $150,000 in any single Regular Purchase (which dollar threshold shall not be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction), then the Regular Purchase Share Limit for such Regular Purchase will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $150,000. We may not require LPC to purchase in any single Regular Purchase common shares having an aggregate purchase price greater than $1,000,000 (which dollar threshold shall not be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction). We may not issue any of our common shares as a Regular Purchase on a date in which the closing sale price of our common shares is below the sum of (x) the U.S. Dollar equivalent of the then applicable par value per common share and (y) $0.01 (which dollar amount shall not be subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction). The purchase price for Regular Purchases shall be equal to the lesser of (i) the lowest sale price of our common shares on the applicable purchase date and (ii) the average of the three lowest closing sale prices of our common shares during the 10 business days immediately prior to the applicable purchase date, as reported on the Nasdaq Capital Market.

In addition to Regular Purchases described above, we may also direct LPC to purchase “accelerated amounts” and/or “additional accelerated amounts” on any business day on which we have properly submitted a Regular Purchase Notice, and/or an Accelerated Purchase (as defined elsewhere in this prospectus) has been completed and all of the shares to be purchased thereunder have been properly delivered to LPC in accordance with the Purchase Agreement prior to such time on such business day, and provided that the closing price of our common shares on such business day is not less than $1.00 per share.

In all instances, we may not issue common shares to LPC under the Purchase Agreement if it would result in LPC beneficially owning more than 4.99% of our outstanding common shares.

The Purchase Agreement contains customary representations, warranties and agreements of the parties, certain limitations and conditions to completing future sale transactions, indemnification rights of LPC and other obligations of the parties. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of our common shares.

As of April 23, 2020, there were 4,609,084 of our common shares outstanding (approximately 4.2 million of which common shares are held by non-affiliates), excluding the 1,500,000 common shares to which this prospectus relates that we may issue to LPC pursuant to the Purchase Agreement after the effective date. If all of the 1,500,000 common shares offered hereby were issued and outstanding as of April 23, 2020, such shares would represent approximately 32.5% of the total common shares outstanding, or approximately 35.6% of the common shares outstanding held by non-affiliates, as of April 23, 2020. The actual number of common shares offered for sale by LPC is dependent upon the number of common shares we ultimately elect to issue to LPC under the Purchase Agreement.

The net proceeds under the Purchase Agreement will depend on the frequency and prices at which we issue our common shares to LPC. We expect that any proceeds received by us from such issuances to LPC will be used for working capital and general corporate purposes. We have the right to terminate the Purchase Agreement at any time for any reason upon one business day’s written notice to LPC.

Prior Purchase Agreement

On May 2, 2018, we entered into a purchase agreement (the “Prior Purchase Agreement”) and a Registration Rights Agreement (the “Prior Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”). Pursuant to the Prior Purchase Agreement, LPC agreed to subscribe for up to $10,000,000 of our common shares over the 30-month term of the Prior Purchase Agreement. We have issued an aggregate of 587,500 common shares to LPC for an aggregate offering price of $1,792,215 under the Prior Purchase Agreement pursuant to the exemption provided in Section 4(a)(2) under the Securities Act. We do not anticipate selling any additional common shares to LPC under the Prior Purchase Agreement.

“At-the-Market” Offering Program

On November 30, 2018, we entered into a Sales Agreement, as amended on April 5, 2019 (the “A.G.P. Sales Agreement”) with A.G.P./Alliance Global Partners (“A.G.P.”). Pursuant to the terms of the A.G.P. Sales Agreement, we may offer and sell our common shares, from time to time through A.G.P. by any method deemed to be an “at-the-market” offering as defined in Rule 415(a)(4) promulgated under the Securities Act. Pursuant to the A.G.P. Sales Agreement, we may sell common shares up to a maximum aggregate offering price of $25.0 million.

As of the date of this prospectus, we have sold 202,806 of our common shares for an aggregate offering price of $1.4 million pursuant to the A.G.P. Sales Agreement.

Corporate Information

We are an exempted company limited by shares incorporated in Bermuda. We began our current operations in 2003. On April 22, 2014, we changed our name from Auris Medical AG to Auris Medical Holding AG and transferred our operational business to our newly incorporated subsidiary Auris Medical AG, which is now our main operating subsidiary. On March 13, 2018, we effected a corporate reorganization through the Merger into a newly formed holding company for the purpose of effecting the equivalent of a 10-1 “reverse share split.” On March 18, 2019, we continued our corporate existence from Switzerland to Bermuda. Our registered office in Bermuda is located at Clarendon House, 2 Church Street, Hamilton HM 11.

On April 30, 2019, we announced a reverse share split (the “2019 Reverse Share Split”) of our common shares at a ratio of one-for-twenty. The 2019 Reverse Share Split took effect at 12:01 a.m. (Eastern Time) on May 1, 2019, and our common shares began to trade on a post-split basis at the market open on May 1, 2019. When the reverse stock split became effective, every 20 of our pre-split issued and outstanding common shares, par value 0.02 per share, were combined into one common share, par value CHF 0.40 per share. Effecting the 2019 Reverse Share Split reduced the number of our issued and outstanding common shares from 38,095,859 common shares to 1,904,792 common shares. It also simultaneously adjusted outstanding options issued under our equity incentive plan and outstanding warrants to purchase common shares. Unless indicated or the context otherwise requires, all per share amounts and numbers of common shares in this prospectus have been retrospectively adjusted for the 2019 Reverse Share Split.

We maintain a website at www.aurismedical.com where general information about us is available. Investors can obtain copies of our filings with the Securities and Exchange Commission, or the SEC or the Commission, from this site free of charge, as well as from the SEC website at www.sec.gov. We are not incorporating the contents of our website into this prospectus.

Implications of Being a Foreign Private Issuer

We currently report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer, or FPI, status. Although we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act we will continue to be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

THE OFFERING

This summary highlights information presented in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all the information you should consider before investing in our common shares. You should carefully read this entire prospectus before investing in our common shares including “Risk Factors,” our consolidated financial statements and the documents incorporated herein.

Common Shares offered by the selling shareholder	Up to 1,500,000 common shares.

Voting rights	Our common shares have one vote per common share.

Selling shareholder	Lincoln Park Capital Fund, LLC. See “Selling Shareholder.”

Nasdaq Capital Market symbol	“EARS.”

Use of proceeds	We will not receive any proceeds from the sales of our common shares by LPC. We may receive gross proceeds of up to $10,000,000 under the Purchase Agreement over the 30-month period following the time we are first eligible to commence issuances to LPC under the Purchase Agreement, assuming that we issue all of the common shares committed to be purchased thereunder and excluding estimated offering fees and expenses. We intend to use the net proceeds from the issuance of common shares to LPC for working capital and general corporate purposes. See “Use of Proceeds.”

Dividend policy	We have never paid or declared any cash dividends on our shares, and we do not anticipate paying any cash dividends on our common shares in the foreseeable future. See “Dividend Policy.”

Risk factors	An investment in our common shares involves a high degree of risk. Please refer to “Risk Factors” in this prospectus and under “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2019, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in our common shares.

The number of our common shares issued and outstanding after this offering is based on 4,609,084 common shares outstanding as of April 23, 2020 and excludes:

●	324,053 of our common shares issuable upon the exercise of options outstanding as of April 23, 2020 at a weighted average exercise price of $3.11 per common share; and

●	2,488,520 common shares issuable upon exercise of warrants outstanding as of April 23, 2020 at a weighted average exercise price of $9.80 per common share.

RISK FACTORS

Any investment in our common shares involves a high degree of risk. You should carefully consider the risks described below and in “Item 3. Key Information—D. Risk factors” in our Annual Report on Form 20-F for the year ended December 31, 2019, incorporated by reference herein, and all of the information included or incorporated by reference in this prospectus before deciding whether to purchase our common shares. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the events or circumstances described in the following risk factors actually occur, our business, financial condition and results of operations would suffer. In that event, the price of our common shares could decline, and you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering

We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways in which you and other shareholders may disagree.

We intend to use the net proceeds we receive from the issuance of common shares to LPC pursuant to the Purchase Agreement for working capital and general corporate purposes. Our management will have broad discretion in the application of the proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common shares.

You will experience immediate and substantial dilution in the net tangible book value per share of the common shares you purchase in this offering.

The assumed offering price of our common shares will be substantially higher than the as adjusted net tangible book value per common share. Therefore, investors purchasing our common shares in this offering will pay a price per common share that substantially exceeds our as adjusted net tangible book value per common share after this offering. To the extent outstanding options or warrants are exercised, such investors will incur further dilution. For example, LPC will incur immediate and substantial dilution of $0.78 per common share, after giving effect to the assumed issuance of an aggregate of 1,500,000 of our common shares at an assumed offering price of $0.87 per common share, the closing price of our common shares as listed on Nasdaq on April 24, 2020, and after deducting estimated offering expenses payable by us. See “Dilution”.

PRESENTATION OF FINANCIAL AND OTHER INFORMATION

We report under IFRS in Swiss Francs. None of the consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States.

The terms “dollar,” “USD” or “$” refer to U.S. dollars, the term, “Swiss Francs” or “CHF” refers to the legal currency of Switzerland and the terms “€” or “euro” are to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended. Unless otherwise indicated, all references to currency amounts in this prospectus are in Swiss Francs.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

MARKET AND INDUSTRY DATA

This prospectus contains industry, market and competitive position data that are based on industry publications and studies conducted by third parties as well as our own internal estimates and research. These industry publications and third party studies generally state that the information that they contain has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition, and our business plans and growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to:

●	our operation as a development-stage company with limited operating history and a history of operating losses;

●	our need for substantial additional funding to continue the development of our product candidates before we can expect to become profitable from sales of our products and the possibility that we may be unable to raise additional capital when needed, particularly in light of the global outbreak of the novel coronavirus, which continues to rapidly evolve;

●	the outcome of our review of strategic options and of any action that we may pursue as a result of such review;

●	our dependence on the success of AM-125, AM-201, Keyzilen® (AM-101) and Sonsuvi® (AM-111), which are still in clinical development, may eventually prove to be unsuccessful;

●	the chance that we may become exposed to costly and damaging liability claims resulting from the testing of our product candidates in the clinic or in the commercial stage;

●	the chance our clinical trials may not be completed on schedule, or at all, as a result of factors such as delayed enrollment or the identification of adverse effects, particularly in light of the global outbreak of the novel coronavirus, which continues to rapidly evolve;

●	uncertainty surrounding whether any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized;

●	if our product candidates obtain regulatory approval, our product candidates being subject to expensive, ongoing obligations and continued regulatory overview;

●	enacted and future legislation may increase the difficulty and cost for us to obtain marketing approval and commercialization;

●	the chance that we do not obtain orphan drug exclusivity for Sonsuvi®, which would allow our competitors to sell products that treat the same conditions;

●	dependence on governmental authorities and health insurers establishing adequate reimbursement levels and pricing policies;

●	our products may not gain market acceptance, in which case we may not be able to generate product revenues;

●	our reliance on our current strategic relationships with INSERM or Xigen and the potential success or failure of strategic relationships, joint ventures or mergers and acquisitions transactions;

●	our reliance on third parties to conduct our nonclinical and clinical trials and on third-party, single-source suppliers to supply or produce our product candidates;

●	our ability to obtain, maintain and protect our intellectual property rights and operate our business without infringing or otherwise violating the intellectual property rights of others;

●	our ability to meet the continuing listing requirements of Nasdaq and remain listed on The Nasdaq Capital Market;

●	the chance that certain intangible assets related to our product candidates will be impaired; and

●	other risk factors discussed under “Risk factors” and in our most recent Annual Report on Form 20-F.

Our actual results or performance could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations, cash flows or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any proceeds from the sales of our common shares by LPC. We may receive gross proceeds of up to $10,000,000 under the Purchase Agreement over the 30-month period following the Commencement, assuming that we issue all of the common shares available thereunder and excluding estimated offering fees and expenses. However, there can be no assurance we will issue any or all of the common shares to LPC or that they will resell such common shares offered hereby. Because there is no minimum offering amount required, we may issue less than all of the common shares offered hereby, which may significantly reduce the amount of proceeds received by us.

We estimate that the net proceeds to us from the issuance of our common shares to LPC pursuant to the Purchase Agreement will be up to approximately $9,962,000 over the 30-month period following the Commencement, assuming that we issue the full amount of our common shares that we have the right, but not the obligation, to issue to LPC under that agreement and including estimated offering fees and expenses.

We intend to use the net proceeds from the issuance of the securities for working capital and general corporate purposes. Such purposes may include research and development expenditures and capital expenditures. Pending the use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities. Accordingly, our management will have significant flexibility in applying any net proceeds that we receive pursuant to the Purchase Agreement.

SELLING SHAREHOLDER

We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with LPC on April 23, 2020 concurrently with our execution of the Purchase Agreement, pursuant to which we agreed to provide certain registration rights with respect to sales by LPC of our common shares that may be issued to LPC under the Purchase Agreement. The selling shareholder may, from time to time, offer and sell pursuant to this prospectus any or all of the common shares that it holds or that may be acquired by it from us. The selling shareholder may sell some, all or none of its common shares. We do not know how long the selling shareholder will hold the common shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholder regarding its resale of any of the common shares.

The following table presents information regarding the selling shareholder and the common shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling shareholder and reflects its beneficial ownership of our common shares as of April 23, 2020. Neither the selling shareholder nor any of its affiliates have held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. The percentage of common shares beneficially owned prior to the offering is based on 4,609,084 common shares outstanding as of April 23, 2020.

Selling Shareholder	Shares Beneficially Owned Before this Offering(1)	Percentage of Outstanding Shares Beneficially Owned Before this Offering(1)	Shares to be Sold in this Offering	Number of Common Shares Beneficially Owned After this Offering(2)	Percentage of Outstanding Common Shares Beneficially Owned After this Offering(2)
Lincoln Park Capital Fund, LLC(3)	126,700	2.75%	1,500,000	126,700	2.07%

(1)	Represents 126,700 of our common shares beneficially owned by LPC as of April 23, 2020. We have excluded from the number of common shares beneficially owned prior to the offering all of the common shares that LPC may be required to purchase under the Purchase Agreement, because the issuance and sale of such common shares to LPC is solely at our discretion and is subject to satisfaction of the conditions set forth in the Purchase Agreement that are outside of LPC’s control, including the registration statement of which this prospectus is a part being declared effective by the SEC.

(2)	Assumes the issuance and sale of all of the common shares offered by the selling shareholder pursuant to this prospectus.

(3)	The selling shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of the selling shareholder, are deemed to be beneficial owners of all of the common shares owned by the selling shareholder. Messrs. Cope and Scheinfeld have shared voting and investment power over the common shares being offered under this prospectus. Neither Lincoln Park Capital, LLC, nor the selling shareholder, is a licensed broker-dealer or an affiliate of a licensed broker-dealer.

THE LPC TRANSACTION

General

On April 23, 2020, we entered into the Purchase Agreement and the Registration Rights Agreement with LPC. Pursuant to the terms of the Purchase Agreement, LPC has agreed to subscribe for up to $10,000,000 of newly issued Company common shares (subject to certain limitations) from time to time over a 30-month period. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the common shares that have been or may be issued to LPC under the Purchase Agreement.

We have the right, from time to time at our sole discretion over the 30-month period from and after the Commencement, to require LPC to subscribe for up to 150,000 common shares in a Regular Purchase, which amount may be increased to up to 400,000 common shares, provided that certain thresholds on the closing price of our common shares and the number of our outstanding common shares set forth in the Purchase Agreement are satisfied; provided that LPC’s maximum commitment obligation under any single Regular Purchase will not exceed $1,000,000 (which dollar threshold shall not be adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction).

Purchases of Common Shares Under the Purchase Agreement

The Purchase Agreement provides that, from time to time at our sole discretion over the 30-month period from and after the Commencement, so long as at least one business day has passed since the most recent prior Regular Purchase was completed in accordance with the Purchase Agreement, we may require LPC to subscribe for up to 150,000 of our common shares in a Regular Purchase. We may increase the amount of common shares we may issue to LPC pursuant to a Regular Purchase to up to (i) 300,000 of our common shares, provided that the total number of outstanding common shares on the purchase date exceeds 10,000,000, (ii) 350,000 of our common shares, provided that the closing sale price of our common shares is not below $1.00 on the purchase date and the total number of outstanding common shares on the purchase date exceeds 12,500,000 and (iii) 400,000 of our common shares, provided that the closing sale price of our common shares is not below $1.00 on the purchase date and the total number of outstanding common shares on the purchase date exceeds 15,000,000. The Regular Purchase Share Limit is subject to proportionate adjustment in the event of a reorganization, recapitalization, non-cash dividend, stock split or other similar transaction; provided, that if after giving effect to such full proportionate adjustment, the adjusted Regular Purchase Share Limit would preclude us from requiring LPC to subscribe for common shares at an aggregate purchase price equal to or greater than $150,000 in any single Regular Purchase, then the Regular Purchase Share Limit for such Regular Purchase will not be fully adjusted, but rather the Regular Purchase Share Limit for such Regular Purchase shall be adjusted as specified in the Purchase Agreement, such that, after giving effect to such adjustment, the Regular Purchase Share Limit will be equal to (or as close as can be derived from such adjustment without exceeding) $150,000. We may not require LPC to purchase in any single Regular Purchase common shares having an aggregate purchase price greater than $1,000,000. We may not issue any of our common shares as a Regular Purchase on a date in which the closing sale price of our common shares is below the sum of (x) the U.S. Dollar equivalent of the then applicable par value per common share and (y) $0.01 (which dollar amount shall not be subject to adjustment for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction).

The purchase price for Regular Purchases shall be equal to the lesser of (i) the lowest sale price of our common shares on the applicable purchase date and (ii) the average of the three lowest closing sale prices of our common shares during the 10 business days immediately prior to the applicable purchase date, as reported on the Nasdaq Capital Market.

In addition to Regular Purchases described above, we may also direct LPC, on any business day on which we have properly submitted a Regular Purchase notice directing LPC to purchase the maximum number of our common shares that we are then permitted to include in a single Regular Purchase notice and the closing sale price of our common shares on such business day is not below $1.00 per share, to purchase an additional amount of our common shares, which we refer to as an Accelerated Purchase, not to exceed the lesser of (i) 30% multiplied by the aggregate of our common shares traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, which is defined as the next business day following the purchase date for the corresponding Regular Purchase, the portion of the normal trading hours on the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase Date we refer to as the Accelerated Purchase Measurement Period and (ii) three times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share of each such Accelerated Purchase shall be equal to 96% of the lower of (i) the volume weighted average price of our common shares during the applicable Accelerated Purchase Measurement Period on the applicable Accelerated Purchase Date and (ii) the closing sale price of our common shares on the applicable Accelerated Purchase Date.

We may also direct LPC, not later than 1:00 p.m., Eastern time, on a business day on which an Accelerated Purchase has been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to LPC in accordance with the Purchase Agreement prior to such time on such business day, and provided that the closing price of our common shares on the business day immediately preceding such business day is not less than $1.00 per share, to purchase an additional amount of our common shares, which we refer to as an Additional Accelerated Purchase, of up to the lesser of (i) 30% multiplied by the aggregate of our common shares traded during a certain portion of the normal trading hours on the Additional Accelerated Purchase date as determined in accordance with the Purchase Agreement, which period of time we refer to as the Additional Accelerated Purchase Measurement Period and (ii) three times the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase that was completed on such Accelerated Purchase Date on which an Additional Accelerated Purchase Notice was properly received.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to LPC prior to 1:00 p.m., Eastern time, on a single Accelerated Purchase Date, provided that all prior Accelerated Purchases and Additional Accelerated Purchases (including those that have occurred earlier on the same day) have been completed and all of the shares to be purchased thereunder (and under the corresponding Regular Purchase) have been properly delivered to LPC in accordance with the Purchase Agreement.

The purchase price per share for each such Additional Accelerated Purchase shall be equal to 96% of the lower of (i) the volume weighted average price of our common shares during the applicable Additional Accelerated Purchase Measurement Period on the applicable Additional Accelerated Purchase date and (ii) the closing sale price of our common shares on the applicable Additional Accelerated Purchase Date.

There is no upper limit on the price per share that LPC could be obligated to pay for the common shares under the Purchase Agreement.

In all instances, we may not issue common shares to LPC under the Purchase Agreement if it would result in LPC beneficially owning more than 4.99% of our outstanding common shares.

Other than as set forth above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any issuances of our common shares to LPC.

Events of Default

Events of default under the Purchase Agreement include the following:

●	the effectiveness of the registration statement of which this prospectus is a part, or any future registration statement relating to the resale of shares issuable pursuant to the Purchase Agreement, lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by LPC of our common shares offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common shares from trading for a period of one full business day;

●	the de-listing of our common shares from the NASDAQ Capital Market, provided our common shares are not immediately thereafter trading on The NASDAQ Global Market, The NASDAQ Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board or OTC Markets (or nationally recognized successor to any of the foregoing);

●	our transfer agent’s failure for two business days to issue to LPC the common shares which LPC is entitled to receive under the Purchase Agreement;

●	our breach of any representation, warranty, covenant or other term or condition contained in the Purchase Agreement or any related agreement which would reasonably be expected to have a material adverse effect on us, subject to a cure period of five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

●	if at any time we are not eligible to transfer our common shares electronically.

LPC does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of LPC’s control, we cannot initiate any Regular Purchases or Additional Purchases under the Purchase Agreement.

Termination Rights

We have the right to terminate the Purchase Agreement, without any cost to us, at any time for any reason upon one business day’s prior written notice to LPC. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

LPC may not assign or transfer its rights and obligations under the Purchase Agreement.

No Short-Selling or Hedging by LPC

LPC has represented to us that at no time prior to the Purchase Agreement has LPC or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common shares or any hedging transaction, which establishes a net short position with respect to our common shares. LPC agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

Prohibition of Certain Continuous Offerings

We agreed with LPC that we will not, for a period commencing on the date of the Purchase Agreement and ending on the later of: (i) the 30-month anniversary of the date of the Purchase Agreement and (ii) the 30-month anniversary of the date of Commencement, in either case irrespective of any earlier termination of the Purchase Agreement, enter into any agreement relating to or otherwise effect any issuance of our securities in certain types of continuous offerings in which we may issue securities at a future determined price.

Effect of Performance of the Purchase Agreement on Our Shareholders

All 1,500,000 shares registered in this offering are expected to be freely tradable. The sale by LPC of a significant amount of shares registered in this offering at any given time could cause the market price of our common shares to decline and to be highly volatile. LPC may ultimately purchase all, some or none of the 1,500,000 shares of common shares registered in this offering. If we issue these shares to LPC, LPC may issue all, some or none of such shares. Therefore, issuances to LPC by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common shares. In addition, if we issue a substantial number of shares to LPC under the Purchase Agreement, or if investors expect that we will do so, the actual issuance of shares or the mere existence of our arrangement with LPC may make it more difficult for us to issue equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such issuances. However, we have the right to control the timing and amount of any issuances of our shares to LPC and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us upon one business day’s prior written notice to LPC.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct LPC to subscribe for up to $10,000,000 of our common shares. Depending on the price per share at which we issue our common shares to LPC, we may be authorized to issue to LPC under the Purchase Agreement more shares of our common shares than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by LPC under this prospectus is dependent upon the number of shares we direct LPC to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from LPC from the issuance of a number of shares to LPC equal to the number of shares registered hereunder pursuant to the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Common Share		Number of Registered Common Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Common Shares After Giving Effect to the Issuance to LPC(2)	Proceeds from the Issuance of Shares to LPC Under the Purchase Agreement
$0.41	(3)	1,500,000	24.6%	$615,000
$0.87	(4)	1,500,000	24.6%	$1,305,000
$6.67		1,500,000	24.6%	$10,000,000	(5)

(1)	Although the Purchase Agreement provides that we may issue up to $10,000,000 of our common shares to LPC, we are only registering 1,500,000 common shares under this prospectus, which may or may not cover all of the common shares we ultimately issue to LPC under the Purchase Agreement, depending on the purchase price per common share. As a result, we have included in this column only the common shares that we are registering in this offering.

(2)	The denominator is based on 4,609,084 common shares outstanding as of April 23, 2020, plus the number of shares set forth in the adjacent column which we would have sold to LPC at the applicable assumed average purchase price per share. The number of shares in such column does not include shares that may be issued to LPC under the Purchase Agreement which are not registered in this offering. The table does not give effect to the prohibition contained in the Purchase Agreement that prevents us from issuing to LPC shares such that, after giving effect to such issuance, LPC would beneficially own more than 4.99% of our common shares.

(3)	The U.S. Dollar equivalent of the par value of a single Common Share translated at a rate of CHF 0.9648 to USD 1.00, the official exchange rate quoted as of April 10, 2020 by the U.S. Federal Reserve Bank.

(4)	The closing sale price of our common shares on April 24, 2020.

(5)	The maximum amount of gross proceeds under the Purchase Agreement is $10,000,000.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and our total capitalization (defined as total debt and shareholders’ equity) as of December 31, 2019:

●	on an actual basis;

●	on an as adjusted basis to give effect to the issuance of 1,500,000 common shares we are registering on behalf of the selling shareholder based upon an assumed offering price of $0.87 per common share, the closing price of our common shares as listed on Nasdaq on April 24, 2020 and after deducting approximately $38,557 in estimated offering expenses payable by us.

Investors should read this table in conjunction with our audited consolidated financial statements and related notes as of and for the year ended December 31, 2019 and management’s discussion and analysis thereon, each as incorporated by reference into this prospectus, as well as “Use of Proceeds” in this prospectus.

U.S. dollar amounts have been translated into Swiss Francs at a rate of CHF 0.9677 to USD 1.00, the official exchange rate quoted as of December 31, 2019 by the U.S. Federal Reserve Bank. Such Swiss Franc amounts are not necessarily indicative of the amounts of Swiss Francs that could actually have been purchased upon exchange of U.S. dollars on December 31, 2019 and have been provided solely for the convenience of the reader. On April 10, 2020, the exchange rate as reported by the U.S. Federal Reserve Bank was CHF 0.9648 to USD 1.00.

	December 31, 2019
	Actual	As Adjusted
	(in thousands of CHF except share and per share data)
Cash and cash equivalents(1)	1,385	2,611
Derivative Financial Instruments(2)	4	4
Shareholders’ equity:
Share capital(1)
Common shares, par value CHF 0.40 per share; 4,125,949 common shares issued and outstanding on an actual basis, 5,625,949 common shares issued and outstanding on an as adjusted basis	1,650	2,250
Share premium	157,192	157,818
Foreign currency translation reserve	(28)	(28)
Accumulated deficit	(152,778)	(152,778)
Total shareholders’ equity attributable to owners of the company	6,036	7,262
Total capitalization	6,040	7,266

(1)	Since December 31, 2019, we have issued 483,135 of our common shares for an aggregate amount of $0.6 million. These subsequent issuances and the proceeds therefrom are not reflected in the table as they occurred after December 31, 2019.

(2)	The fair value calculation of the warrants is determined according to the Black-Scholes option pricing model. Assumptions are made regarding inputs such as volatility and the risk free rate in order to determine the fair value of the warrant. The fair value of the warrants is calculated based on assumptions made at December 31, 2019.

The above discussion and table are based on 4,125,949 common shares outstanding as of December 31, 2019 and excludes:

●	324,053 of our common shares issuable upon the exercise of options outstanding as of December 31, 2019 at a weighted average exercise price of $3.11 per common share; and

●	2,488,520 common shares issuable upon the exercise of warrants outstanding as of December 31, 2019 at a weighted average exercise price of $9.80 per common share.

DILUTION

If you invest in our common shares, your interest will be diluted to the extent of the difference between the offering price per common share and the as adjusted net tangible book value per common share after this offering.

As of December 31, 2019, we had a net tangible book value (deficit) of $(0.8 million), corresponding to a net tangible book value (deficit) of $(0.18) per common share. Net tangible book value per share represents the amount of our total assets less our total liabilities, excluding intangible assets, divided by 4,125,949, the total number of our common shares outstanding as of December 31, 2019.

After giving effect to the issuance by us of 1,500,000 common shares to LPC at the assumed offering price of $0.87 per common share, the closing price of our common shares as listed on Nasdaq on April 24, 2020, after deducting estimated offering expenses payable by us, our as adjusted net tangible book value estimated as of December 31, 2019 would have been $0.5 million, representing $0.09 per common share. This represents an immediate increase in net tangible book value of $0.27 per common share to existing shareholders and an immediate dilution in net tangible book value of $0.78 per common share to LPC. Dilution for this purpose represents the difference between the price per common share paid by LPC and net tangible book value per common share immediately after the completion of the offering.

The following table illustrates this dilution to LPC.

Assumed offering price per common share	$0.87
Net tangible book value (deficit) per common share as of December 31, 2019	$(0.18)
Increase in net tangible book value per common share attributable to LPC	$0.27
As adjusted net tangible book value per common share after the offering	$0.09
Dilution per common share to LPC	$0.78
Percentage of dilution in net tangible book value per common share for LPC	90%

The above discussion and table are based on 4,125,949 common shares outstanding as of December 31, 2019 and excludes:

●	324,053 of our common shares issuable upon the exercise of options outstanding as of December 31, 2019 at a weighted average exercise price of $3.11 per common share; and

●	2,488,520 common shares issuable upon the exercise of warrants outstanding as of December 31, 2019 at a weighted average exercise price of $9.80 per common share.

To the extent that outstanding options or warrants are exercised, you may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our shareholders.

Swiss Franc amounts have been translated into U.S. dollars at a rate of CHF 0.9677 to USD 1.00, the official exchange rate quoted as of December 31, 2019 by the U.S. Federal Reserve Bank. Such U.S. dollar amounts are not necessarily indicative of the amounts of U.S. dollars that could actually have been purchased upon exchange of Swiss Francs on December 31, 2019 and have been provided solely for the convenience of the reader.

EXPENSES OF THE OFFERING

We estimate that our expenses in connection with this offering will be as follows:

EXPENSES	AMOUNT
U.S. Securities and Exchange Commission registration fee	$164
Legal fees and expenses	$25,166
Accounting fees and expenses	$13,227
Total	$38,557

All amounts in the table are estimates except the U.S. Securities and Exchange Commission registration fee. The Company will pay all of the expenses of this offering.

PLAN OF DISTRIBUTION

The common shares offered by this prospectus is being offered by the selling shareholder. The common shares may be sold or distributed from time to time by the selling shareholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common shares offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the common shares;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the common shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the common shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

LPC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

LPC has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common shares that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. LPC has informed us that each such broker-dealer will receive commissions from LPC that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the common shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholder and/or purchasers of the common shares for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor LPC can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between LPC and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the common shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholder, and any other required information.

We will pay the expenses incident to the registration, offering, and issuance of the common shares to LPC. We have agreed to indemnify LPC and certain other persons against certain liabilities in connection with the offering of shares of common shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. LPC has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by LPC specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

LPC has represented to us that at no time prior to the Purchase Agreement has LPC or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common shares or any hedging transaction, which establishes a net short position with respect to our common shares. LPC agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised LPC that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Our common shares are listed on the Nasdaq Capital Market under the symbol “EARS.”

Initial settlement of any common shares to be issued pursuant to this prospectus will take place through The Depository Trust Company, or DTC, in accordance with its customary settlement procedures for equity securities. Each person owning common shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the shares.

LEGAL MATTERS

The validity of the common shares and certain other matters of Bermuda law will be passed upon for us by Conyers Dill & Pearman Limited, Bermuda. Certain matters of U.S. federal and New York State law will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from Auris Medical Holding Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2019 have been audited by Deloitte AG, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the retrospective adjustments for the effects of the reverse share splits described in Note 21 to the consolidated financial statements). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

The current address of Deloitte AG is General Guisan-Quai 38, 8002 Zurich, Switzerland, phone number + (41) 58 279 60 00.

ENFORCEMENT OF JUDGMENTS

Auris Medical Holding Ltd. is a Bermuda exempted company. As a result, the rights of holders of its common shares will be governed by Bermuda law and its memorandum of continuation and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. Many of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our directors, executive officers and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC

●	our Annual Report on Form 20-F for the fiscal year ended December 31, 2019; and

●	our Report on Form 6-K filed on April 23, 2020.

Documents incorporated by reference in this prospectus are available from us without charge upon written or oral request, excluding any exhibits to those documents that are not specifically incorporated by reference into those documents. You can obtain documents incorporated by reference in this document by requesting them from us in writing or at Auris Medical Holding Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda or via telephone at (441) 295-5950.